Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Shareholder Services – Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated November 25, 2020 with respect to the financial statements of AB Limited Duration High Income Portfolio for the fiscal year ended September 30, 2020 and dated December 23, 2020 with respect to the financial statements of AB Tax-Aware Fixed Income Opportunities Portfolio (formerly known as AB Tax-Aware Fixed Income Portfolio) and AB Short Duration Income Portfolio, December 28, 2020 with respect to the financial statements of AB Total Return Bond Portfolio (formerly known as AB Intermediate Bond Portfolio) and December 29, 2020 with respect to the financial statements of AB Income Fund for the fiscal year ended October 31, 2020, each a portfolio constituting AB Bond Fund, Inc., which are incorporated by reference in this Post-Effective Amendment No. 203 to the Registration Statement (Form N-1A No. 2-48227) of AB Bond Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

January 28, 2021